EXHIBIT 99.5

The Frontier Fund	C-View Currency Series – 1
The Common Sense Investment Alternative	Trading Advisor:
C-View International Limited

Highlights of the C-View Currency Series

■	Managed by C-View International Limited, a commodity trading advisor (Trading Advisor).

■	Provides an exposure to active trading of global foreign exchange markets, including diversification among major and minor currencies. Trading approach seeks profits from fluctuations in exchange rates, and from the differentials in interest rates reflected in the value of currencies.

■	Uses C-View’s Currency Program (1x and 3x), a discretionary currency trading program based on a combination of fundamental analysis, technical analysis and market psychology.

Trading Advisor – C-View International Limited (Tortola, BVI and the U.K.)

■	Established in 1996 by Paul Chappell, chief executive officer, who has been trading the currency markets since 1974

■	Manages more than $125 million of global currency market investment assets (as of August 31, 2003)

■	Trades a diversified currency portfolio that aims to profit in short-term and medium-term price trends while maintaining profitability in ranging markets.

■	The principals of C-View have substantial experience trading international currency markets.

Additional information concerning this series and Trading Advisor is contained in the Prospectus of The Frontier Fund and the C-View Series Appendix.

Pro Forma Composite Performance1

Year	Annual Return
2003	-6.23%
2002	-1.26%
2001	5.99%
2000	-3.06%
1999	14.07%
1998	34.67%

1.	The actual trading composite results of the C-View Limited 3x Program; pro forma for expenses of The Frontier Fund applicable to the C-View Currency Series 1 Units as set forth in the Break Even Table below.

Summary Performance Comparison: January 1998 – August 2003

	C-View Program	U.S. Stocks	U.S. Bonds	Managed Futures
Compound Annual Return	6.93%	2.11%	6.83%	5.78%
Worst Historical Loss	-9.57%	-44.73%	-3.55%	-14.29%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Worst Historical Loss: measure of risk (also known as Maximum Drawdown) that illustrates the largest peak-to-valley decline, based on monthly rates of return, during a given time period. The time period of analysis is January 1998-August 2003.

Stocks: S&P 500 Index (dividends reinvested). Source: PerTrac 2000, product of Strategic Financial Solutions, LLC.

Bonds: Lehman Brothers Aggregate Bond Market Index. Source: PerTrac 2000, product of Strategic Financial Solutions, LLC.

Managed Futures: CISDM Public Fund Index. Source: Managed Account Reports, Inc.

[note to VAMI chart – placement subject to design/layout] The actual trading composite results of C-View Limited 3X Program; pro forma for expenses of The Frontier Fund applicable to the C-View Series 1 Units as set forth in the Break Even Table below.

Projected 12-Month Breakeven Analysis C-View Series – 1	Expenses as a % of initial investment
Syndication and Selling Expenses	0.00%
Trust Operating Expenses	0.00%
Management Fee	2.00%
Service Fee	3.00%
Brokerage Commissions and Trading Fees	0.50%
Incentive Fee	0.25%
Less Interest Income	0.00%
Amount of Trading Income Required for the Trust’s Net Asset Value per Unit (Redemption Value) at the End of One Year to Equal the Selling Price per Unit	5.75%

Features and Benefits of The Frontier Fund

■	Access to multiple levels of diversification with one investment

■	Professional management at 3 levels – Managing Owner + Trading Advisor + Fund Administrator

■	Daily valuation, liquidity and switching among several separate funds without penalty

■	Reporting – monthly performance reports, annual financial and tax information

■	Cost efficiencies – low minimum investment and breakeven analysis

■	Limited liability

Fund Summary

Minimum subscription	$1,000 (except for Benefit Plan Investors including IRAs who have no minimum)

Eligible subscribers

At a minimum, you must have either (1) a net worth (exclusive of your home, home furnishings and automobiles) of at least $150,000 or (2) a net worth, similarly calculated, of at least $45,000 and an annual gross income of at least $45,000. A significant number of states impose substantially higher suitability standards on their residents than these minimums. See the Prospectus for additional information.

Form of organization	Delaware Trust; Wilmington Trust Company, Trustee

Managing Owner	Equinox Fund Management, LLC

Fund Administrator	The Bornhoft Group Corporation

THE BROCHURE MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND. THIS BROCHURE SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS. AN INVESTMENT IN THE FRONTIER FUND IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK.

Please contact your financial advisor to discuss whether this investment is suitable for your overall financial objectives. Read the Prospectus carefully for a detailed description of the fund and inherent risk factors. All investors must submit a fully executed subscription agreement to us.

Equinox Fund Management, LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

(303) 837-0600

info@xxxxxxx.com [general email address needed]